SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2007

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

150 INDEPENDENCE DRIVE, MENLO PARK, CA		94025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 323-4100

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ultra Clean Holdings, Inc. (the “Company”) announced on December 11, 2007 that Mr. David Savage has accepted an offer to serve as the Company’s President and Chief Operating Officer.  His start date is expected to be January 8, 2007.

Mr. Savage, age 46, most recently served as Chief Executive Officer of Litel Instruments, Inc. from March  2007 to July 2007, a semiconductor optical metrology company.  Prior to Litel, Mr. Savage was President, Electronics Division of Meggitt USA, Inc. from October 2002 to March 2007, where he led a division focusing on high performance sensors.

Pursuant to the offer letter filed as Exhibit 99.1 hereto, the Company has agreed to pay Mr. Savage an annual base salary of $325,000, with an annual target bonus equal to 60% of his base salary, and to grant him an option to purchase 50,000 shares of its common stock, and an award of 50,000 restricted stock units, subject to the terms and conditions of the Company Stock Incentive Plan.  The Company will reimburse Mr. Savage for certain relocation expenses.  If Mr. Savage is terminated by the Company without cause, or he resigns within 6 months after a change of control with good reason (as defined in the offer letter) and he signs a release of claims, he is entitled to receive 12 months of base salary, his earned but unpaid bonus, health benefits under the Company’s health plan for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and 12 months of accelerated vesting of his stock options and restricted stock units.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1:        Offer Letter between the Company and David Savage

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	December 11, 2007	By:	/s/ Jack Sexton
			Name:	Jack Sexton
			Title:	Vice President and Chief Financial Officer